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A G R E E M E N T





between




SVI HOLDINGS INC

("SVI")




HOSKEN CONSOLIDATED INVESTMENTS LIMITED

("HCI")




SOFTLINE HOLDINGS (PROPRIETARY) LIMITED

     ("Softhold")



     and



     SOFTLINE LIMITED

     ("Softline")














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  1.1 HCI, Softline and certain persons identified in Schedule 1 hereto and initialed by the parties for the purpose of identification, are to enter into the Subscription Agreement, a copy of which is initialed by the parties for the purpose of identification.

  1.2 SVI and HCI will enter into a Sale Agreement for 20 000 000
Softline shares which rank parri passu in all respects with the existing shares of Softline and are credited as filly paid.

  1.3 SVI, HCI and Softline will enter into the Renunciation Agreement, a copy of which is initialled by the parties for the purpose of identification.

  1.4 SVI and Softline will enter into the Share Swop Agreement, a copy of which is initialled by the parties for the purpose of identification.

  1.5 Softline, Softhold and SVI will enter into the Sale of Shares Agreement, a copy of which is initialled by the parties for the purpose of identification.

     1.5a Claudav Holdings BVI and various other parties will enter into a transaction for the exchange of 4 000 000 SVI shares in exchange for 21 176 471 Softline shares.

  1.6 The parties wish to record their relationship inter se in respect of the agreements referred to in clauses 1.1 to 1.5 inclusive above (collectively "the agreements").

Rand Dollar Exchange Rate
Softline undertakes that in the event of the Rand Dollar exchange rate exceeding R4.70 to one US Dollar, then Softline undertakes to pay in any additional amount that requires to be paid to SVI, in such reasonable acceptable manner.


    2 INDIVISIBLE CONTRACT

  2.1 The parties record that the agreements are indivisible from one another, notwithstanding the fact that they shall have been concluded at different times.

  2.2 In the event of the failure to come into effect of any of the agreements, or the failure of the implementation of any of the agreements, then all of the agreements shall be deemed to have failed and the parties shall be restored, as near as possible, to their status quo ante.

  2.3 The parties record that the agreements shall be concluded and implemented by no later than 17 November 1997 or such later date as the parties may agree upon.
Future Share Issues
Softline recognises that it is the intention of HCI to remain with at least 25% of the issued share capital of Softline. Softline shall use its best endeavours to avail HCI of any reasonable opportunity to retain its minimum 25% shareholding which shall include, but not be limited to offering to HCI any shares which become the subject of a vendor placing.




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    3 GENERAL

  3.1 No agreement varying, adding to, deleting from or cancelling this agreement, and no waiver whether specifically, implicitly or by conduct of any right to enforce any term of this agreement, shall be effective unless reduced
to writing and signed by or on behalf of the parties.   It is recorded that
there exists no collateral and/or other agreements and that this is the sole agreement entered into by and between the parties.

  3.2 This agreement constitutes the sole and exclusive agreement between the parties relating to the transactions and matters recorded herein, and no warranties, representations or other terms and conditions of whatsoever nature not expressly recorded herein, shall be of any force or effect.

  3.3 No indulgence, extension of time, relation or latitude which any party ("the grantor") may show, grant or allow to any other party ("the grantee") shall constitute a waiver by the grantor of any of its rights and the grantor shall not thereby be prejudiced or estopped from exercising any of its rights against the grantee which may have then already arisen or which may thereafter arise.


THUS DONE AND SIGNED BY THE PARTIES HERETO AS FOLLOWS:


For: SVI HOLDINGS INC
Director, duly authorised
By: /s/ Barry Schechter
Date: October 21, 1997
Place: Johannesburg, South Africa



For: HOSKEN CONSOLIDATED INVESTMENTS LIMITED
Director, duly authorised
By: /s/ John Copelyn
Date: October 21, 1997
Place: Johannesburg, South Africa



For: SOFTLINE HOLDINGS (PROPRIETARY) LIMITED
Director, duly authorised
By: /s/ Ivan Epstein
Date: October 21, 1997
Place: Johannesburg, South Africa



For: SOFTLINE LIMITED
Director, duly authorised
By: /s/ Ivan Epstein
Date: October 21, 1997
Place: Johannesburg, South Africa